Exhibit 99.1

Energy Focus, Inc. Reports Third Quarter 2021 Financial Results

Modest Sequential Improvement in Third Quarter; Company Prepares to Launch nUVo™ Air Disinfectors, First Major Consumer Offerings

Conference Call to be Held Today at 11 a.m. ET

SOLON, Ohio, November 12, 2021 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable and human-centric lighting (“HCL”) technologies, and developer of a range of UV-C disinfection (“UVCD”) products, today announced financial results for its third quarter ended September 30, 2021.

Third Quarter 2021 Financial Highlights:

•Net sales of $2.7 million, a decrease of 53.9% compared to the third quarter of 2020 and an increase of 32.5% sequentially from the second quarter of 2021, reflecting continued fluctuations in timing of military orders and funding availability, and ongoing COVID-19-related business challenges for its customers and logistics delays.
•Loss from operations of $1.8 million, compared to a loss from operations of $1.0 million in the third quarter of 2020 and sequentially to a loss from operations of $2.2 million in the second quarter of 2021.
•Net loss of $1.1 million, or $(0.22) per basic and diluted share of common stock, compared to a net loss of $1.2 million, or $(0.35) per basic and diluted share of common stock, in the third quarter of 2020. Sequentially, the net loss decreased by $1.3 million compared to net loss of $2.5 million, or $(0.59) per basic and diluted share of common stock in the second quarter of 2021.
•Cash of $0.4 million, included in total availability (as defined under “Non-GAAP Measures” below) of $2.1 million, each as of September 30, 2021, as compared to cash of $1.8 million and total availability of $3.5 million as of December 31, 2020.

“Although revenue for the third quarter came in higher than that of the first and the second quarter, we continued to experience a challenging business environment, including delayed military funding and commercial retrofit projects, as well as ongoing logistics and supply chain dislocations for both our military and commercial LED lighting markets,” commented James Tu, Chairman and CEO of Energy Focus, Inc. “Meanwhile, we continued our aggressive transformation to develop breakthrough human-centric lighting technologies and products to differentiate our commercial products and to expand into the consumer market.”

“We recently obtained independent safety certification for our nUVoTM Traveler air disinfection device, an important milestone for these powerful UVC disinfection devices, and inventory samples are under evaluation for final release. We anticipate safety certification for nUVoTM Tower shortly as well,” continued Mr. Tu. “We also recently received third-party validation of our disinfection performances, achieving 94.1%-99.9% pathogen reduction over a half hour in 1,000 cubic feet and 100 cubic feet spaces, respectively. We believe nUVoTM, which is filter-free, chemical-free and portable, is an ideal solution for effective and constant air disinfection in personal and office spaces in a post-COVID world. We expect these products, including the nUVoTM Tower for larger spaces, and the nUVoTM Traveler for in-vehicle and other personal spaces, to be available starting in the fourth quarter 2021.”

“Further, we also expect to launch Suncycle™, our patented circadian lighting control system powered by EnFocusTM, early in 2022, advancing our mission to make homes and offices more comfortable and productive,” added Mr. Tu. “Suncycle™ recently received “Top Product of the Year” award from Environment + Energy (“E+E”) and “Top Ten Must See Product for LightFair 2021” by Edison Report. We believe Suncycle™ has the potential to vastly enhance the indoor lighting experience and improve the quality of sleep, study and work - at home and in commercial spaces, for both retrofit
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

and new construction - by providing high-quality, dimmable, color tunable and autonomous circadian lighting in an affordable, user-friendly and cyber-secure manner with only simple swaps of wall switches and lamps.”

“While our existing military and commercial lighting retrofit customers continue to be affected by military funding fluctuations and COVID related project delays and logistical challenges, we are not waiting for markets to rebound,” concluded Mr. Tu. “Our organization has adapted and innovated to develop unique technologies and intellectual property to address emerging consumer and commercial lighting market opportunities surrounding human wellness, be it UVC disinfection or circadian lighting, in the new post-COVID landscape. We expect these new, broadly impactful products to contribute to our growth in 2022 and beyond.”

Third Quarter 2021 Financial Results:

Net sales were $2.7 million for the third quarter of 2021, compared to $6.0 million in the third quarter of 2020, a decrease of 53.9%. Net sales from commercial products were $1.5 million, or 55.4% of total net sales, for the third quarter of 2021, flat as compared to $1.5 million, or 24.4% of total net sales, in the third quarter of 2020, reflecting the ongoing impact of the COVID-19 pandemic and continued customer interruptions and project delays. Net sales from military maritime products were $1.2 million, or 44.6% of total net sales, for the third quarter of 2021, compared to $4.5 million, or 75.6% of total net sales, in the third quarter of 2020, primarily due to the availability of government funding and the delayed timing of orders, as well as a large military contract fulfilled during the third quarter of 2020. Sequentially, net sales were up 32.5% compared to $2.1 million in the second quarter of 2021, reflecting primarily the timing of delayed orders from the second quarter of 2021 that were pushed into the third quarter of 2021.

Gross profit was $0.6 million, or 20.5% of net sales, for the third quarter of 2021. This compares with gross profit of $1.4 million, or 23.1% of net sales, in the third quarter of 2020. Sequentially, this compares with gross profit of $0.4 million, or 18.9% of net sales, in the second quarter of 2021. Gross margin for the third quarter of 2021 was positively impacted by favorable price and usage variances for material and labor of $0.1 million and inventory reserves recorded of $0.1 million, partially offset by low sales, which impacted our gross profit rate due the impact of fixed costs.

Adjusted gross margin, as defined under “Non-GAAP Measures” below, was 17.9% for the third quarter of 2021, compared to 24.6% in the third quarter of 2020, primarily driven by low sales in the third quarter of 2021 and product mix in the military maritime product sales during the third quarter of 2021 as compared to the third quarter of 2020. Sequentially, this compares to adjusted gross margin of 17.6% in the second quarter of 2021. The increase was primarily driven by higher sales in the third quarter of 2021 over the second quarter of 2021.

Operating loss was $1.8 million for the third quarter of 2021, compared to an operating loss of $1.0 million in the third quarter of 2020. Sequentially, this compares to an operating loss of $2.2 million in the second quarter of 2021. Net loss was $1.1 million, or $(0.22) per basic and diluted share of common stock, for the third quarter of 2021, compared with a net loss of $1.2 million, or $(0.35) per basic and diluted share of common stock, in the third quarter of 2020. Sequentially, this compares with a net loss of $2.5 million, or $(0.59) per basic and diluted share of common stock, in the second quarter of 2021.

Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $1.7 million for the third quarter of 2021, compared with a loss of $0.9 million in the third quarter of 2020 and a loss of $2.0 million in the second quarter of 2021. The increased adjusted EBITDA loss in the third quarter of 2021, as compared to the third quarter of 2020, was primarily due to a combination of gross margin reductions from lower sales.

Cash was $0.4 million as of September 30, 2021. This compares with cash of $1.8 million as of December 31, 2020. As of September 30, 2021, the Company had total availability, as defined under “Non-GAAP Measures” below, of $2.1 million, which consisted of $0.4 million of cash and $1.7 million of additional borrowing availability under its credit facilities. This compares to total availability of $4.9 million as of September 30, 2020 and total availability of $4.1 million as of June 30, 2021. Our net inventory balance of $7.8 million as of September 30, 2021, increased $2.1 million over our net
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

inventory balance as of December 31, 2020. This increase primarily relates to global supply chain challenges, which are impacting our inventory purchasing strategy, leading to a buildup of inventory and inventory components in an effort to manage both shortages of available components and longer lead times in obtaining components, as well as reduced sales leading to longer hold times for inventory.

Earnings Conference Call:

The Company will host a conference call and webcast today, November 12, 2021, at 11 a.m. ET to discuss the third quarter 2021 results, followed by a Q & A session.

You can access the live conference call by dialing the following phone numbers:

•Toll free 1-877-451-6152 or
•International 1-201-389-0879
•Conference ID# 13724408
The conference call will be simultaneously webcast. To listen to the webcast, log onto it at: https://viavid.webcasts.com/starthere.jsp?ei=1506371&tp_key=5124b9c4bb. The webcast will be available at this link through November 26, 2021. Financial information presented on the call, including this earnings press release, will be available on the investors section of Energy Focus’ website, investors.energyfocus.com.

About Energy Focus

Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocusTM lighting control platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent-pending UVCD technologies and products, announced in late 2020, aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers as a result of the COVID-19 pandemic and related impacts on travel, trade and business operations; (ii) our ability to realize the expected novelty, disinfection effectiveness, affordability and estimated delivery timing of our UVCD products and their appeal compared to other products; (iii) our ability to extend our product portfolio into commercial services and consumer products; (iv) market acceptance of our LED lighting, control and UVCD technologies, services and products; (v) our need for additional financing in the near term to continue our operations; (vi) our ability to refinance or extend maturing debt on acceptable terms or at all; (vii) our ability to continue as a going concern for a reasonable period of time; (viii) our ability to implement plans to increase sales and control expenses; (ix) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (x) our ability to add new customers to reduce customer concentration; (xi) our reliance on a limited number of third-party suppliers and research and development partners, our ability to manage third-party product development and obtain critical components and finished products from such suppliers on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xii) our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers to our facility by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xiii) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xiv) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities; (xv) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (xvi) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to match the sales reach of larger, established competitors; (xvii) our ability to attract, develop and retain qualified personnel, and to do so in a timely manner; (xviii) the impact of any type of legal inquiry, claim or dispute; (xix) the inflationary or deflationary general economic conditions in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xx) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxi) business interruptions resulting from geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxii) our ability to respond to new lighting technologies and market trends; (xxiii) our ability to fulfill our warranty obligations with safe and reliable products; (xxiv) any delays we may encounter in making new products available or fulfilling customer specifications; (xxv) any flaws or defects in our products or in the manner in which they are used or installed; (xxvi) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims made by others; (xxvii) our compliance with government contracting laws
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and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxviii) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; (xxix) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company; and (xxx) our ability to maintain compliance with the continued listing standards of The Nasdaq Stock Market. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
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Investor Contact:
Brett Maas
(646) 536-7331
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash	$381	$1,836
Trade accounts receivable, less allowances of $18 and $8, respectively	1,628	2,021
Inventories, net	7,755	5,641
Short-term deposits	913	796
Prepaid and other current assets	1,421	782
Total current assets	12,098	11,076

Property and equipment, net	588	420
Operating lease, right-of-use asset	419	794
Restructured lease, right-of-use asset	—	107
Total assets	$13,105	$12,397

LIABILITIES
Current liabilities:
Accounts payable	$2,606	$2,477
Accrued liabilities	233	45
Accrued legal and professional fees	17	149
Accrued payroll and related benefits	691	885
Accrued sales commissions	40	95
Accrued restructuring	—	11
Accrued warranty reserve	240	227
Deferred revenue	2	72
Operating lease liabilities	475	598
Restructured lease liabilities	—	168
Finance lease liabilities	1	3
Streeterville note, net of discount and loan origination fees	1,602	—
PPP loan	—	529
Credit line borrowings, net of loan origination fees	2,666	2,298
Total current liabilities	8,573	7,557

(continued on next page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
Operating lease liabilities, net of current portion	30	318
Finance lease liabilities, net of current portion	—	1
PPP loan, net of current maturities	—	266
Total liabilities	8,603	8,142

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at September 30, 2021 and December 31, 2020
Issued and outstanding: 876,447 at September 30, 2021 and 2,597,470 at December 31, 2020	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at September 30, 2021 and December 31, 2020
Issued and outstanding: 5,087,574 at September 30, 2021 and 3,525,374 at December 31, 2020	—	—
Additional paid-in capital	140,615	135,113
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(136,110)	(130,855)
Total stockholders' equity	4,502	4,255
Total liabilities and stockholders' equity	$13,105	$12,397

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Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Net sales	$2,749	$2,074	$5,964	$7,460	$13,082
Cost of sales	2,186	1,681	4,588	5,951	9,331
Gross profit	563	393	1,376	1,509	3,751

Operating expenses:
Product development	404	370	401	1,427	996
Selling, general, and administrative	1,968	2,268	2,003	6,454	6,003
Restructuring	1	(3)	(16)	(21)	(44)
Total operating expenses	2,373	2,635	2,388	7,860	6,955
Loss from operations	(1,810)	(2,242)	(1,012)	(6,351)	(3,204)

Other expenses (income):
Interest expense	177	216	124	520	344
Gain on forgiveness of PPP loan	—	—	—	(801)	—
Loss on extinguishment of debt	—	—	159	—	159
Other income - employee retention tax credit	(862)	—	—	(862)	—
(Gain) loss from change in fair value of warrants	—	—	(153)	—	2,274
Other expenses	15	15	25	47	67

Loss before income taxes	(1,140)	(2,473)	(1,167)	(5,255)	(6,048)
Benefit from income taxes	—	—	(2)	—	(2)
Net loss	$(1,140)	$(2,473)	$(1,165)	$(5,255)	$(6,046)

Net loss per common share attributable to common stockholders - basic:
From operations	$(0.22)	$(0.59)	$(0.35)	$(1.22)	$(1.89)

Weighted average shares of common stock outstanding:
Basic and diluted *	5,086	4,211	3,308	4,309	3,196

*Shares outstanding for the nine months ended September 30, 2020 have been restated for the 1-for-5 reverse stock split effective June 11, 2020.

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Condensed Consolidated Statements of Cash Flows

(in thousands)
(unaudited)
	Three months ended			Nine months ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Cash flows from operating activities:
Net loss	$(1,140)	$(2,473)	$(1,165)	$(5,255)	$(6,046)
Adjustments to reconcile net loss to net cash used in operating activities:
Other income - employee retention tax credit	(862)	—	—	(862)	—
Gain on forgiveness of PPP loan	—	—	—	(801)	—
Depreciation	43	53	48	143	140
Stock-based compensation	39	208	35	387	96
Change in fair value of warrant liabilities	—	—	(153)	—	2,274
Provision for doubtful accounts receivable	2	2	(9)	10	(21)
Provision for slow-moving and obsolete inventories	(70)	(28)	90	(9)	(229)
Provision for warranties	1	—	14	13	34
Amortization of loan discounts and origination fees	61	59	145	158	221
Changes in operating assets and liabilities (sources / (uses) of cash):
Accounts receivable	(500)	358	(901)	390	(1,070)
Inventories	444	(586)	551	(2,105)	1,138
Short-term deposits	(62)	137	(197)	87	(412)
Prepaid and other assets	(91)	(32)	(76)	(119)	(59)
Accounts payable	(164)	(869)	534	(82)	1,811
Accrued and other liabilities	53	(149)	160	(305)	453
Deferred revenue	(69)	(2)	44	(70)	87
Total adjustments	(1,175)	(849)	285	(3,165)	4,463
Net cash used in operating activities	(2,315)	(3,322)	(880)	(8,420)	(1,583)
Cash flows from investing activities:
Acquisitions of property and equipment	(100)	(102)	(53)	(311)	(171)
Net cash used in investing activities	(100)	(102)	(53)	(311)	(171)

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Condensed Consolidated Statements of Cash Flows - continued

(in thousands)
(unaudited)
	Three months ended			Nine months ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Cash flows from financing activities (sources / (uses) of cash):
Proceeds from the issuance of common stock and warrants	—	5,000	(1)	5,000	2,749
Proceeds from the exercise of warrants	—	—	625	527	676
Offering costs paid on the issuance of common stock and warrants	(1)	(469)	—	(470)	(474)
Proceeds from PPP loan	—	—	—	—	795
Principal payments under finance lease obligations	(1)	(1)	(1)	(3)	(3)
Proceeds from exercise of stock options and employee stock purchase plan purchases	—	59	—	59	30
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	1	—	—	(1)	(3)
Proceeds from the Streeterville note	—	1,515	—	1,515	—
Payments on the Iliad note	—	—	(450)	—	(976)
Deferred financing costs	—	(30)	(320)	(30)	(320)
Net payments on credit line borrowings - AFS	—	—	(1,296)	—	(719)
Net proceeds (payments) from the credit line borrowings - Credit Facilities	1,128	(1,871)	2,223	337	2,223
Net cash provided by financing activities	1,127	4,203	780	6,934	3,978

Net (decrease) increase in cash and restricted cash	(1,288)	779	(153)	(1,797)	2,224
Cash and restricted cash, beginning of period	1,669	890	3,069	2,178	692
Cash and restricted cash, end of period	$381	$1,669	$2,916	$381	$2,916

Classification of cash and restricted cash:
Cash	$381	$1,327	$2,574	$381	$2,574
Restricted cash held in other assets	—	342	342	—	342
Cash and restricted cash	$381	$1,669	$2,916	$381	$2,916

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Sales by Product
(in thousands)
(unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Net sales:
Commercial	$1,522	$1,078	$1,456	$3,513	$4,250
MMM products	1,227	996	4,508	3,947	8,832
Total net sales	$2,749	$2,074	$5,964	$7,460	$13,082

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, income taxes, non-cash depreciation, stock non-cash compensation, accrued incentive compensation, non-routine charges to other income or expense, and change in fair value of warrant liability; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below for total availability, adjusted EBITDA and adjusted gross margins, respectively.

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	As of
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020
Total borrowing capacity under credit facilities	$4,552	$4,490	$4,577
Less: Credit line borrowings, gross(1)	(2,802)	(1,698)	(2,290)
Excess availability under credit facilities(2)	1,750	2,792	2,287
Cash	381	1,327	2,574
Total availability(3)	$2,131	$4,119	$4,861
(1)Forms 10-Q and 10-K Balance Sheets reflect the Line of credit net of debt financing costs of $130, $169 and $199, respectively.
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facilities and actual borrowings
(3)Total availability - represents Company’s ‘access’ to cash if needed at point in time

	Three months ended			Nine months ended September 30,
(in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	2021	2020
Net loss	$(1,140)	$(2,473)	$(1,165)	$(5,255)	$(6,046)
Restructuring expense (recovery)	1	(3)	(16)	(21)	(44)
Net loss, excluding restructuring	(1,139)	(2,476)	(1,181)	(5,276)	(6,090)
Interest	177	216	124	520	344
Gain on forgiveness of PPP loan	—	—	—	(801)	—
Loss on extinguishment of debt	—	—	159	—	159
Other income - employee retention tax credit	(862)	—	—	(862)	—
Income tax benefit	—	—	(2)	—	(2)
Depreciation	43	53	48	143	140
Stock-based compensation	39	208	35	387	96
Change in fair value of warrant liability	—	—	(153)	—	2,274
Other incentive compensation	47	12	52	177	325
Adjusted EBITDA	$(1,695)	$(1,987)	$(918)	$(5,712)	$(2,754)

	Three Months Ended
(in thousands)	September 30, 2021		June 30, 2021		September 30, 2020
	($)	(%)	($)	(%)	($)	(%)
Net sales	$2,749		$2,074		$5,964
Reported gross profit	563	20.5%	393	18.9%	1,376	23.1%
E&O, in-transit and net realizable value inventory reserve changes	(70)	(2.5)%	(28)	(1.4)%	90	1.5%
Adjusted gross margin	$493	17.9%	$365	17.6%	$1,466	24.6%

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877